June 30, 2015


Response to N-SAR Sub-Item 77H: Changes in Control of Registrant


(a) Acquisition of Control

Driehaus Emerging Markets Small Cap Growth Fund

Name of Shareholder
Merrill Lynch Pierce Fenner & Smith Inc.

Date(s)
1/22/2015

Description of Transaction
Share Purchase

Percentage of Securities Owned as of June 30, 2015
25.73%

Driehaus Frontier Emerging Markets Fund

Name of Shareholder
Driehaus Profit Sharing Plan & Trust

Date(s)
5/4/2015

Description of Transaction
Share Purchase

Percentage of Securities Owned as of June 30, 2015
37.85%

(b) Cessation of Control


(Note: control represents equal to or greater than 25% ownership of existing, outstanding shares)